Exhibit 99.1

Chaparral Energy Appoints David Geenberg to Board of Directors

Oklahoma City, June 7, 2018 — Chaparral Energy, Inc. (OTCQB: CHPE) today announced that it has expanded its board of directors from seven to eight members and has appointed David Geenberg as a new independent member of the board, effectively immediately. Chaparral’s board, with the addition of Geenberg, now includes eight members, of which seven serve as independent directors. Shareholders of record will have the opportunity to re-elect all of the company’s directors at its upcoming annual meeting, which will be held on June 29, 2018.

“We are very pleased to have added David Geenberg to our board of directors,” said Chaparral’s Chairman of the Board Robert F. Heinemann. “Mr. Geenberg’s substantial experience working in the financial and energy sector will further strengthen our board. We look forward to leveraging his expertise as we continue to grow Chaparral into a premier pure-play STACK E&P company.”

David Geenberg currently serves as co-head of the North American investment team for Strategic Value Partners, LLC (SVPGlobal) and also serves on the boards of directors of Silverbow Resources and Penn Virginia Corporation, where he serves as a co-chairman. Mr. Geenberg joined SVPGlobal in 2009 and has led the firm’s energy, power and infrastructure sector investment efforts. Prior to joining SVPGlobal, he worked for Goldman, Sachs & Company, as part of its merchant banking investment efforts focused on energy and transportation businesses, as well as in the investment bank’s natural resources group. Mr. Geenberg received a Bachelor of Arts degree in economics summa cum laude from Dartmouth College.

About Chaparral
Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 117,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has potential total production reserves of more than 1 billion barrels of oil equivalent and approximately 315,000 net surface acres in the Mid-Continent region. For more information, please visit chaparralenergy.com.

Media Contact
Brandi Wessel

Communications Manager

405-426-6657

brandi.wessel@chaparralenergy.com

Investor Contact
Joe Evans

Chief Financial Officer

405-426-4590

joe.evans@chaparralenergy.com